Exhibit 10.2

THE TJX COMPANIES, INC.

FORM OF RESTRICTED STOCK UNIT AWARD

GRANTED UNDER STOCK INCENTIVE PLAN

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This certificate evidences an award (the “Award”) of restricted stock units granted to the grantee named below (“Grantee”) under the Stock Incentive Plan (the “Plan”) of The TJX Companies, Inc. (the “Company”). The Award is subject to the terms and conditions of the Plan, the provisions of which, as from time to time amended, are incorporated by reference in this certificate. Terms defined in the Plan are used in this certificate as so defined; terms not defined in the Plan shall have the meanings specified herein.

The Award consists of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each restricted stock unit forming part of the Award, subject to adjustment pursuant to Section 3 of the Plan.

1.	Grantee:	[ ]

2.	Number of Restricted Stock Units Subject to the Award:	[ ]

3.	Date of Award:	[ ]

4.	Vesting and Settlement of Award: Except as provided in Section 5, the Award shall vest as follows:

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As soon as practicable and in all events within [                ] days following the applicable Settlement Date, the Company shall transfer to Grantee (or, if Grantee has died, to Grantee’s Beneficiary) the shares of Stock underlying the vested portion of the Award.

5.	Change of Control: Upon the occurrence of a Change of Control occurring while any portion of the Award is outstanding, the provisions of this Section 5 shall apply to the Award in lieu of the provisions of Section 4:

a)	Upon consummation of the Change of Control, if the Committee does not provide for Rollover Awards as described in Section 5(b) below, any portion of the Award that was outstanding immediately prior to consummation of the Change of Control shall be deemed vested in its entirety.

b)	The Committee in its discretion may, but shall not be required to, provide in connection with the Change of Control that, in lieu of the acceleration described in Section 5(a) above, the Award (including for purposes of this Section 5(b) any replacement award or any arrangement involving stock, cash or other property into which the Award may be converted or for which it may be exchanged in connection with the Change of Control) (the Award or any such replacement award or other arrangement, the “Rollover Award”) shall be continued on such terms and conditions as the Committee considers appropriate in the circumstances to reflect the transaction and consistent with Section 409A, subject to the following provisions of this Section 5(b). With respect to any Rollover Award, Section 4 shall be applied without modification, except that in the event of and upon the qualifying termination of Grantee’s employment occurring upon or within twenty-four months following the Change of Control, the Rollover Award shall provide for accelerated vesting of any unvested portion of the Rollover Award.

For purposes of this Section 5(b), “qualifying termination” shall mean either of the following: (i) an involuntary termination (other than for Cause) by the Company or a Subsidiary of Grantee’s employment with the Company and its Subsidiaries (including any successors thereto or affiliates of such successor) or (ii) a termination of Grantee’s employment by reason of death or Disability. If immediately prior to the Change of Control Grantee is party to an employment, severance or similar agreement with the Company or a Subsidiary, or is eligible to participate in a Company plan, in each case that has been approved by the Committee and that provides for severance or similar benefits upon a voluntary termination for “good reason” in connection with a change of control of the Company, a “qualifying termination” for purposes of this Section 5(b) shall also include a voluntary termination by Grantee for “good reason” (as defined in the applicable agreement or plan).

As soon as practicable and in all events within [                ] days following the applicable Settlement Date the Company shall transfer to Grantee (or, if Grantee has died, to Grantee’s Beneficiary) the shares of Stock underlying the vested portion of the Award; it being understood that if the Settlement Date is the Change of Control, the Company shall transfer such shares of Stock immediately prior to the consummation of such Change of Control. All references to the Committee in this Section 5 shall be construed to refer to the Committee as constituted and acting prior to consummation of the Change of Control. For the avoidance of doubt, no Committee action permitted by this Section 5 will be treated as an action requiring Grantee’s consent under Section 10 of the Plan.

6.	Termination of Employment: In the event of the termination of the employment of Grantee with the Company and its Subsidiaries for any reason prior to [ ], the Award, to the extent not then vested (taking into account any vesting by reason of the application of Section 4(b) or Section 5) and to the extent not previously forfeited, shall immediately and automatically be forfeited. Notwithstanding the foregoing, upon a termination of Grantee’s employment for Cause (as defined in the Plan) all portions of the Award then outstanding, whether vested or unvested, shall immediately and automatically be forfeited and cancelled in their entirety.

7.	Additional Forfeiture Conditions:

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8.	Certain Definitions: For purposes of this Award, the following definitions shall apply:

a)	“409A Award Portion”: any portion of the Award that at the relevant time is subject to (and not exempt from) the applicable requirements of Section 409A.

b)	“Beneficiary”: the beneficiary or beneficiaries designated by Grantee in writing, any such designation to be in such form, and delivered prior to Grantee’s death to such person at the Company, as may be specified by the Company, or, in the absence of any surviving beneficiary so designated, the legal representative of Grantee’s estate.

c)	“Non-409A Award Portion”: any portion of the Award that at the relevant time is exempt from the requirements of Section 409A.

d)	“Required Delay: a delay in the Settlement Date of six months and one day (or until death if earlier) in any case where settlement of the 409A Award Portion is due to separation from service (as defined below), if Grantee at the relevant time is a “specified employee” as determined in accordance with Section 409A and Company policy.

e)	“Rollover Award”: as defined in Section 5(b) above.

f)	“Section 409A”: Section 409A of the Code.

g)	“Settlement Date”: the date on or following and by reference to which any vested restricted stock units subject to an Award are to be settled, if at all, in whole or in part, through the delivery of shares of Stock. [ ]

For the avoidance of doubt, in determining Grantee’s entitlements, if any, under this Award, all determinations related to Grantee’s termination of employment (including, but not limited to, the reason therefor) shall be made in accordance with Plan terms (including, but not limited to, Section 9 of the Plan or any successor provision).

9.	Rights as Shareholder: Grantee shall have no voting or other shareholder rights in respect of any share of Stock subject to the Award solely by reason of the granting or holding of the Award. Grantee shall have the rights of a shareholder, including without limitation dividend rights, only as to those shares of Stock, if any, that are actually delivered under the Award.

10.	Unsecured Obligation; No Transfers: The Award is unfunded and unsecured, and Grantee’s rights to any shares of Stock or other property (including cash) hereunder shall be no greater than those of an unsecured general creditor of the Company. The Award may not be assigned, transferred, pledged, hypothecated or otherwise disposed of, except for disposition at death as provided above, and will automatically lapse and be forfeited upon any attempt at any such assignment, transfer, pledge, hypothecation or other disposition.

11.	Section 409A: The Award and the Dividend Equivalent Payment, if any, described in Section 13 below are intended to constitute arrangements that qualify for exemption from, or otherwise comply with, the requirements of Section 409A and shall be construed accordingly. For this purpose any termination of employment, retirement or correlative term applicable to a 409A Award Portion shall require a separation from service as defined in Section 409A. Notwithstanding the foregoing, neither the Company, nor any other person acting on behalf of the Company, will be liable to Grantee or any other person by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Award or the Dividend Equivalent Payment by reason of the failure of the Award or the Dividend Equivalent Payment to satisfy the applicable requirements of Section 409A in form or in operation.

12.	Withholding: Grantee shall, no later than the date as of which any shares of Stock or other amounts provided hereunder first become includable in the gross income of Grantee for U.S. Federal or other income tax purposes or as wages subject to employment taxes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any national, federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company in its discretion may, but need not, satisfy any withholding obligation by withholding a portion of the shares of Stock to be delivered to Grantee hereunder up to the maximum extent permitted under the Plan.

13.	Dividend Equivalent Payment: Upon the delivery of any shares of Stock in respect of any vested restricted stock units subject hereto, Grantee shall be entitled to a cash payment by the Company in an amount equal to the amount that Grantee would have received, if any, as a regular cash dividend had Grantee held such shares of Stock from the Date of Award to the date such shares of Stock are delivered hereunder, less all applicable taxes and withholding obligations. Any such payment shall be paid, if at all, without interest on the date such shares of Stock are delivered hereunder.

14.	Additional Provisions: If, at or after the time of grant or vesting of the Award or while holding or selling Stock received under the Plan, Grantee resides or works in, or moves to or otherwise becomes subject to the laws of or Company policies with respect to, the countries or jurisdictions listed below, the following additional provisions, as applicable, shall apply to Grantee:

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15.	Governing Law and Forum: Grantee acknowledges that the Plan is administered in the United States and the terms and conditions of this certificate shall be governed by and interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its or any other jurisdiction’s conflicts of laws provisions. For purposes of resolving any dispute that may arise directly or indirectly from this certificate, the parties hereby submit and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts in the United States and agree that any litigation shall be conducted only in the United States District Court for the District of Massachusetts or a court of the Commonwealth of Massachusetts.

16.	Other: By signing this Award in the space indicated below, Grantee hereby acknowledges and agrees as follows: (i) that Grantee has received the Plan text and will become a party to and be subject to the terms of the Plan; (ii) that Grantee’s abovementioned participation is voluntary and that Grantee has not been induced to participate by expectation of employment or continued employment; and (iii) that Grantee has reviewed the terms and conditions set forth in this certificate and that this Award shall be deemed to satisfy fully any entitlement to receive a grant or grants of any stock options, stock awards or other equity-based awards that Grantee may have under an employment or similar agreement, including but not limited to an offer letter or other contract for employment, a restrictive covenant or similar agreement, or any other agreement with, or a policy or practice of, the Company or its Subsidiaries in effect on the Date of Award.

THE TJX COMPANIES, INC.

BY:

Agreed:    ______________________________

Date: